Exhibit 5.1

O’Melveny & Myers LLP Two Embarcadero Center 28th Floor San Francisco, CA 94111	T: +1-415-984-8700 F: +1-415-984-8701 omm.com	File Number: 0145225

February 11, 2022

Cepton, Inc.

399 West Trimble Road
San Jose, California 95131

Re:	Cepton, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Cepton, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus filed with the Registration Statement (the “Prospectus”), relating to the registration of the proposed resale, from time to time in one or more offerings, of up to 14,700,000 shares (the “Resale Shares”) of common stock, par value $0.00001 per share (the “Common Stock”) of the Company. The Resale Shares are being registered on behalf of the selling securityholder named in the Prospectus (the “Selling Securityholder”) pursuant to a purchase agreement, dated as of November 24, 2021, by and among the Company and the Selling Securityholder and the other parties thereto (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Company issued 50,000 shares of Common Stock to the Selling Securityholder on February 10, 2022 (the “Outstanding Shares”), the Company is obligated to issue an additional 150,000 shares of Common Stock to the Selling Securityholder (the “Commitment Shares”) and the Company may sell, from time to time, up to 14,500,000 additional shares of Common Stock to the Selling Securityholder (the “Purchased Shares”).

In connection with the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. To the extent the Company’s obligations depend on the enforceability of any agreement against the other parties to such agreement, we have assumed that such agreement is enforceable against such other parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

In connection with each of the opinions expressed below, we have assumed that, at or prior to the time of delivery of any Resale Shares: (i) the Registration Statement has become effective and such effectiveness has not been terminated or rescinded; (ii) upon issuance of any Resale Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Company’s Second Amended and Restated Certificate of Incorporation; and (iii) there has not occurred any change in law or further action by the Company’s board of directors, in any case affecting the validity of such Resale Shares or enforceability of such Purchase Agreement. We have also assumed that neither the issuance, sale and delivery of such Resale Shares nor the compliance by the Company with the terms of the Purchase Agreement will violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Austin ● Century City ● Dallas ● Los Angeles ● Newport Beach ● New York ● San Francisco ● Silicon Valley ● Washington, DC

Beijing ● Brussels ● Hong Kong ● London ● Seoul ● Shanghai ● Singapore ● Tokyo

O’Melveny & Myers LLP Two Embarcadero Center 28th Floor San Francisco, CA 94111	T: +1-415-984-8700 F: +1-415-984-8701 omm.com	File Number: 0145225

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.	The Outstanding Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and nonassessable.

2.	The Commitment Shares and the Resale Shares have been duly authorized by all necessary corporate action on the part of the Company and upon the issuance, delivery and payment therefor in accordance with the terms of the Purchase Agreement and in an amount not less than the par value thereof and in the manner contemplated by the Registration Statement and such corporate action, such Commitment Shares and Resale Shares will be validly issued, fully paid and nonassessable.

The law covered by this opinion is limited to the current General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, as amended, or the rules and regulations of the Commission promulgated thereunder, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the issue of the Resale Shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to O’Melveny & Myers LLP under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP